Exhibit 1

Execution Version

MASTER CONTRIBUTION AGREEMENT

This MASTER CONTRIBUTION AGREEMENT, dated as of July 22, 2019 (this “Agreement”), is entered into by and among (a) Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Anchor Acquisition”), (b) High Point Infrastructure Partners, LLC, a Delaware limited liability company (“3CM Holdings”), (c) American Midstream GP, LLC, a Delaware limited liability company (“Third Coast Holdings”), (d) Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“MIH”), (e) Magnolia Infrastructure Partners, LLC, a Delaware limited liability company (“MIP”), (f) AMID GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), (g) JP Energy Development, L.P., a Delaware limited partnership (“JPE”), (h) Busbar II, LLC, a Delaware limited liability company (“Busbar”), (i) High Point Energy, LLC, a Texas limited liability company (“HPE”), (j) ArcLight Energy Partners Fund V, L.P., a Delaware limited partnership (“Fund V”), (k) Stephen W. Bergstrom, individually (“Bergstrom”), and (l) Daniel C. Campbell, individually (“Campbell”, and together with Anchor Acquisition, 3CM Holdings, Third Coast Holdings, MIH, MIP, GP Holdings, JPE, Busbar, HPE and Bergstrom, collectively, the “Parties”, and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on March 17, 2019, Anchor Acquisition, 3CM Holdings, American Midstream Partners, LP, a Delaware limited partnership (“Third Coast Midstream”), Third Coast Holdings and Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as may be amended, restated or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Third Coast Midstream with Third Coast Midstream surviving the merger as a subsidiary of Third Coast Holdings and Anchor Acquisition (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, on April 24, 2019, Lynn L. Bourdon III, LB3 Services, a Texas general partnership (“LB3 Services”), and Third Coast Holdings entered into that certain Separation and Release Agreement (the “Bourdon Separation Agreement”), pursuant to which, among other things, Third Coast Holdings repurchased all of the vested Class C Units of Third Coast Holdings held by LB3 Services effective as of May 3, 2019;

WHEREAS, on July 18, 2019, Third Coast Midstream redeemed the Notional General Partner Units held by Third Coast Holdings in exchange for 980,889 Common Units;

WHEREAS, as of the date hereof, (a) Anchor Acquisition owns 100% of the issued and outstanding equity interests in Merger Sub, (b) 3CM Holdings owns an 85.762% Class A Membership Interest representing limited liability company interests in Third Coast Holdings (a “Third Coast Holdings Class A Interest”), (c) Third Coast Holdings owns (i) 12,810,025 Common Units and (ii) 100% of the issued and outstanding Incentive Distribution Rights, (d) MIH owns (i) 19,949,915 Common Units, (ii) 148,985.049 Class A Units representing limited liability company interests in MIP (“MIP Class A Units”) and (iii) 100% of the issued and outstanding limited partner interests in JPE, (e) MIP owns (i) 5,108,669 Common Units and

(ii) 151,208.305 Class A Units representing limited liability company interests in 3CM Holdings (“3CM Holdings Class A Units”), (f) GP Holdings owns a 14.238% Third Coast Holdings Class A Interest, (g) JPE owns 422,805 Common Units, (h) Busbar owns 2,853,482 Common Units, (i) HPE owns (i) 11,720.132 3CM Holdings Class A Units and (ii) 40 Class B Units representing limited liability company interests in 3CM Holdings (“3CM Holdings Class B Units”), (j) Fund V owns 100% of the issued and outstanding equity interests in MIH, (k) Bergstrom owns (i) 64,221 Common Units, (ii) 2,223.229 MIP Class A Units, (iii) 1 Class B Unit representing a limited liability company interest in MIP (the “MIP Class B Unit”), (iv) 1,235.167 3CM Holdings Class A Units and (v) 15 3CM Holdings Class B Units and (l) Campbell owns 5 3CM Holdings Class B Units; and

WHEREAS, in connection with the Merger, the parties hereto desire to effectuate a series of contributions and transfers as further described herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Structuring Transactions. On the date hereof and in the following order, subject to the terms and conditions hereof, the following transactions will be consummated by the parties hereto (each, a “Restructuring Transaction”, and collectively, the “Restructuring Transactions”):

(a)    pursuant to the terms and conditions set forth herein, JPE, as holder of 422,805 Common Units, hereby distributes such Common Units to MIH, and MIH hereby receives and accepts from JPE such Common Units (the “JPE Distribution”);

(b)    effective immediately following the consummation of the JPE Distribution, pursuant to the terms and conditions set forth herein, (i) (A) MIH, as holder of 20,372,720 Common Units, hereby contributes such Common Units to Third Coast Holdings in exchange for a 32.002% Third Coast Holdings Class A Interest, (B) MIP, as holder of 5,108,669 Common Units, hereby contributes such Common Units to Third Coast Holdings in exchange for a 9.710% Third Coast Holdings Class A Interest, (C) Busbar, as holder of 2,853,482 Common Units, hereby contributes such Common Units to Third Coast Holdings in exchange for a 2.569% Third Coast Holdings Class A Interest and (D) Bergstrom, as holder of 64,221 Common Units, hereby contributes such Common Units to Third Coast Holdings in exchange for a 0.058% Third Coast Holdings Class A Interest, and (ii) Third Coast Holdings hereby receives and accepts from MIH, MIP, Busbar and Bergstrom, respectively, such Common Units (the foregoing transactions, collectively, the “Third Coast Holdings Contributions”);

(c)    effective immediately following the consummation of the Third Coast Holdings Contributions, pursuant to the terms and conditions set forth herein, (i) (A) MIH, as holder of a 32.002% Third Coast Holdings Class A Interest, hereby contributes such Third Coast Holdings Class A Interest to 3CM Holdings in exchange for 110,054.122 3CM Holdings Class A Units, (B) Bergstrom, as holder of a 0.058% Third Coast Holdings Class A Interest, hereby contributes such Third Coast Holdings Class A Interest to 3CM Holdings in exchange for 198.835 3CM Holdings Class A Units, (C) MIP, as holder of a 9.710% Third Coast Holdings Class A Interest, hereby contributes such Third Coast Holdings Class A Interest to 3CM Holdings in exchange for 33,393.355 3CM Holdings Class A Units, and (D) Busbar, as holder of a 2.569% Third Coast Holdings Class A Interest, hereby contributes such Third Coast Holdings Class A Interest to 3CM Holdings in exchange for 8,834.673 3CM Holdings Class A Units, and (ii) 3CM Holdings hereby receives and accepts from MIH, Bergstrom, MIP and Busbar, respectively, such Third Coast Holdings Class A Interests (the foregoing transactions, collectively, the “3CM Holdings Contributions”);

(d)    effective immediately following the consummation of the 3CM Holdings Contributions, pursuant to the terms and conditions set forth herein, MIP hereby redeems the 2,223.229 MIP Class A Units and the 1 MIP Class A Unit held by Bergstrom in exchange for 2,714.198 3CM Holdings Class A Units, and Bergstrom hereby receives and accepts from MIP such 3CM Holdings Class A Units (the “Bergstrom Redemption”);

(e)    effective immediately following the consummation of the Bergstrom Redemption, MIP hereby distributes 181,887.461 3CM Holdings Class A Units to MIH, and MIH hereby receives and accepts from MIP such 3CM Holdings Class A Units (the “MIP Distribution”);

(f)    effective immediately following the consummation of the MIP Distribution, pursuant to the terms and conditions set forth herein, (i) Third Coast Holdings, as holder of 41,209,117 Common Units, hereby contributes such Common Units to Anchor Acquisition in exchange for 41,209,117 Units representing limited liability company interests in Anchor Acquisition, and (ii) Anchor Acquisition hereby receives and accepts from Third Coast Holdings such Common Units (the “Anchor Acquisition Contribution”);

(g)    effective immediately following the consummation of the Anchor Acquisition Contribution, (i) (A) Fund V, in its capacity as the sole member of MIH, (1) hereby contributes $205,051,003.50 (the “Merger Consideration”) in cash to MIH in the form of a capital contribution in respect of the merger consideration and other expenses and (2) is deemed to have contributed $450,000 in cash to MIH in the form of a capital contribution in respect of consideration payable pursuant to the Bourdon Separation Agreement (the “Separation Consideration”, and, together with the Merger Consideration, the “Consideration”), (B) MIH hereby contributes, or is deemed to have contributed, with respect to the Separation Consideration, (x) $132,470,935.82 of the Consideration (including all of the Separation Consideration) (the “3CM Holdings Contribution Portion”) to 3CM Holdings as a capital contribution in exchange for 78,122.589 3CM Holdings Class A Units and (y) $73,030,067.68 of the Consideration (the “GP Holdings Contribution Portion”) to GP Holdings as a capital contribution in exchange for 158.026 Units (as defined in the Amended and Restated Limited Liability Company Agreement of GP Holdings), (C) 3CM Holdings hereby contributes, or is deemed to have contributed, with respect to the Separation Consideration, the 3CM Holdings Contribution Portion to Third Coast Holdings as a capital contribution in exchange for a 16.797% Third Coast Holdings Class A Interest, (D) GP Holdings hereby contributes the GP Holdings Contribution Portion to Third Coast Holdings as a capital contribution in exchange for a 9.260% Third Coast Holdings Class A Interest and (E) Third Coast Holdings, in its capacity as the sole member of Anchor Acquisition, hereby contributes the Merger Consideration to Anchor Acquisition in the form of a capital contribution and (ii) each of MIH, 3CM Holdings, Third Coast Holdings and Anchor Acquisition hereby receives and accepts, or are deemed to have received and accepted, with respect to the Separation Consideration, as applicable, from Fund V, MIH, 3CM Holdings and Third Coast Holdings, respectively, such capital contributions (the “Consideration Contributions”); and

(h)    in connection with the contributions, distribution and redemption set forth in the foregoing clauses (d), (e), (f) and (h), as applicable, (i) 3CM Holdings’ name will be changed to “3CM Holdings, LLC” upon the filing of a certificate of amendment to its certificate of formation in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware, (ii) the 3CM Holdings Class B Units are hereby cancelled and (iii) 3CM Holdings’ Amended and Restated Limited Liability Company Agreement dated April 15, 2013 will be amended and restated in the form attached hereto as Exhibit B (the “3CM Holdings A&R LLCA”).

Section 2.    Certain Tax Matters. In connection with any distribution of property (each, a “Partnership Distribution”) pursuant to this Agreement by any Party treated as a partnership for U.S. federal income tax purposes (each, a “Distributing Partnership”) to one or more of its partners (each, a “Partner”), in the event that the relevant Partner previously received its interest in the Distributing Partnership in exchange for a contribution of property to the Distributing Partnership, such Partner shall be treated, to the maximum extent permitted by applicable law, as receiving a distribution of previously contributed property (or, if applicable, property received by the Distributing Partnership in a nonrecognition transaction in exchange for such previously contributed property, as described Sections 1.704-4(d)(1)(i) and 1.737-2(d)(3)(i) of the Treasury regulations promulgated under the Code) in such Partnership Distribution for purposes of Section 704(c)(1)(B) and Section 737, as applicable, of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 3.    Consents and Waivers to Transactions. Each Party hereby provides its irrevocable and unconditional consent under (i) any organizational document of any of the Parties (collectively, the “Parties’ Organizational Documents”) to which such consenting Party is a party and (ii) any other contract or applicable Law, in each case to the execution and delivery of this Agreement and the consummation of each of the transactions contemplated hereby, including the Restructuring Transactions. Additionally, except as specifically set forth in this Agreement, each Party hereby irrevocably and unconditionally waives any and all rights such Party may have under (A) any of the Parties’ Organizational Documents to which such Party is a party or (B) any other contract or applicable Law under which such Party may have rights or be subject, in each case with respect to the consummation of the transactions contemplated by this Agreement.

Section 4.    Representations and Warranties. Each of the Parties hereby represents and warrants, severally (and not jointly), to the other Parties (except (i) with respect to clause (f) below, in which case each of Third Coast Holdings, 3CM Holdings, MIH and Anchor Acquisition hereby represents and warrants to each of the other Parties with respect to such representing Party’s issuance of new equity interests in connection with the Third Coast Holdings Contributions, the 3CM Holdings Contributions, the Anchor Acquisition Contribution and the Consideration Contributions, as applicable, and (ii) with respect to clauses (g) and (h) below, in which case each of the Parties contributing equity interests in connection with one or more Restructuring Transactions (each, in such capacity, a “Contributor”, and any such contributed equity interests, the “Contributed Interests”) hereby represents and warrants, severally (and not jointly), to each of the other Parties) that, as of the date hereof:

(a)    Existence and Power. If such Party is an entity, then such Party is a limited liability company or a limited partnership, as applicable, is duly organized and validly existing under the applicable Law of the jurisdiction in which it is organized and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not reasonably be expected to adversely affect the ability of such Party to perform its obligations hereunder. Such Party has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(b)    Authorization. If such Party is an entity, then the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action. The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of Law, the organizational documents of such Party (if such Party is an entity), any judgment, injunction, award or decree or any indenture, agreement or other instrument to which such Party is a party, or by which such Party or any of its properties or assets is bound or affected, (ii) require any consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Party or to a loss of any benefit to which such Party is entitled under, any provision of any indenture, agreement or other instrument binding upon such Party or any of its assets or properties, (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iv) result in the creation or imposition of any Liens upon any securities contributed by such Party in connection with the Restructuring Transactions.

(c)    Validity. This Agreement has been duly executed and delivered by such Party and constitutes legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement or creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)    Authorization and Consents. The execution, delivery and performance by such Party of this Agreement require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any Person, except (i) for such as have been obtained (including pursuant to this Agreement) or (ii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or given any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of such Party to perform its obligations hereunder.

(e)    Brokers or Finders’ Fees. There is no investment banker, broker, finder, arranger or other intermediary that has been retained by, will be retained by or is authorized to act on behalf of such Party who is entitled to any fee, transaction fee or commission from any Party upon consummation of the Restructuring Transactions.

(f)    Newly Issued Units. The equity interests to be issued by such Party in connection with the applicable Restructuring Transaction are duly authorized and, when issued, will be validly issued and free and clear of all Liens (other than Liens as maybe created by this Agreement, any of the organizational documents of such Party or any of its subsidiaries or under applicable securities Laws).

(g)    Title to Contributed Interests; Absence of Liens. Such Contributor has good and valid title to the Contributed Interests held by such Contributor, free and clear of all Liens (other than under applicable securities Laws and as set forth in the applicable Parties’ Organizational Documents).

(h)    Securities Act. The equity interests to be acquired by such Contributor pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and such Contributor shall not offer to sell or otherwise dispose of any such equity interests so acquired by such Contributor in violation of any of the registration requirements of the Securities Act or any other applicable securities Laws. Such Contributor is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Such Contributor acknowledges that such equity interests have not been registered under the Securities Act or any state or non-United States securities Laws and that such equity interests may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, pledge, hypothecation or disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or non-United States securities Laws or is pursuant to an exemption from registration under the Securities Act and any applicable state or non-United States securities Laws.

Section 5.    Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any of the parties hereto and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at Law or in equity.

Section 6.    Exhibits. Each of the Exhibits hereto, upon execution and/or filing with any relevant filing or regulatory authority, shall be appended to this Agreement as the final and definitive forms of such Exhibit.

Section 7.    Consent to Jurisdiction; Service of Process. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party hereto will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Process in any action or proceeding referred to in the first sentence of this Section 7 may be served on any party anywhere in the world.

Section 8.    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.    MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN STATUTE, CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.    Mutual Release. Each Party, by its signature below, hereby agrees, on behalf of itself and its predecessors and successors, including, without limitation, all past and/or present and direct and indirect officers, directors, partners, members, agents, affiliates, employees, parent companies, sister companies, subsidiaries, attorneys, partners, principals, trustees, trustors, beneficiaries, heirs, representatives, administrators, insurers, successors and assigns (each, including each such Party, a “Releasing Party”), to, and does hereby, release and discharge and hold each of the other Parties and such other Parties’ respective predecessors and successors, including, without limitation, all past and/or present and direct and indirect officers, directors, partners, members, agents, affiliates, employees, parent companies, sister companies, subsidiaries, attorneys, partners, principals, agents, trustees, trustors, beneficiaries, heirs, representatives, administrators, successors, and assigns (each, including each such released Party, a “Releasee”), harmless from and with respect to, any and all claims, counterclaims, demands, actions, potential actions, causes of action, suits, agreements, judgments, decrees, losses, debts, rights, liabilities, losses, obligations, duties, charges, complaints, acts, omissions, costs, interests, expenses, damages, penalties, sanctions, fees, attorneys’ fees, injuries, and offsets, matters, issues, and controversies of any kind, nature, and description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or unmatured, perfected or not perfected, choate or inchoate, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, asserted or unasserted, ripened or unripened, whether at Law or equity, whether based on or arising under state, local, foreign, federal, statutory, regulatory, common, or other Law or rule and upon any legal theory (including, without limitation, any claims that could be asserted derivatively on behalf of any Releasing Party), no matter how asserted, which any such Releasing Party has or may have against any Releasee in connection with the transactions contemplated by this Agreement (the “Released Claims”); provided, that the Released Claims shall not include claims arising from the Parties’ obligations hereunder or under the 3CM Holdings A&R LLCA. Each Party hereby agrees for itself and such Party’s other Releasing Parties that it will not, directly or indirectly, commence or assist in the commencement of any legal, regulatory or other action against any Releasee for any Released Claim. Each Party expressly agrees that it shall indemnify the other Parties for the full and complete costs of defending any such action and for enforcing this Agreement in connection therewith, including reasonable attorneys’ fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs and other related expenses. Other than with respect to the Released Claims, each Party represents and warrants that, as of the execution of this Agreement, it does not presently have actual knowledge of any claims against any other Party for any alleged breaches of the Parties’ Organizational Documents to which such Party is a party. This mutual release shall be binding from the date hereof to eternity. The Parties further expressly acknowledge and agree that this release should receive full faith and credit from all courts, agencies, arbitrators and any and all other tribunals.

Section 11.    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party hereto. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.

Section 12.    Entire Agreement. This Agreement, the exhibits hereto and the agreements referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 13.    Amendments and Waiver. This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced.

Section 14.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 15.    Further Assurances. The parties acknowledge that the purpose of this Agreement and the transactions contemplated hereby is to effectuate the Acquisition. To that end, the parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve such purpose.

Section 16.    Counterparts; Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute the original form of this Agreement (i.e., the form fully-executed by all of the parties hereto) and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ANCHOR MIDSTREAM ACQUISITION, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

AMERICAN MIDSTREAM GP, LLC

By:	High Point Infrastructure Partners, LLC,
its majority Class A Member

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

MAGNOLIA INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Master Contribution Agreement]

JP ENERGY DEVELOPMENT, L.P.

By:	JP Energy Development GP, LLC,
its general partner

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

BUSBAR II, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

ARCLIGHT ENERGY PARTNERS FUND V, L.P.

By:	ArcLight PEF GP V, LLC,
its general partner

By:	ArcLight Capital Holdings, LLC,
its manager

By:	ACHP II, L.P.,
its managing manager

By:	ACH GP, LLC,
its general partner

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

[Signature Page to Master Contribution Agreement]

AMID GP HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Master Contribution Agreement]

HIGH POINT ENERGY, LLC

By:	RBI Midstream Energy, LLC,
its manager

By:	/s/ Matthew H. Rowland
Name:	Matthew H. Rowland
Title:	Manager

STEPHEN W. BERGSTROM

/s/ Stephen W. Bergstrom

DANIEL C. CAMPBELL

/s/ Daniel C. Campbell

[Signature Page to Master Contribution Agreement]